EXHIBIT 5


                   OPINION AND CONSENT OF NISHIMURA & PARTNERS




                                                                  March 10, 2006


Advantest Corporation
Shin-Marunouchi Center Building
6-2, Marunouchi 1-chome
Chiyoda-ku, Tokyo 100-0005
Japan

Ladies and Gentlemen:

         We have acted as Japanese counsel to Advantest Corporation ("Advantest"), a corporation organized under the laws of Japan, in connection with the issuance of stock options (the "Stock Options") of Advantest under the Advantest Corporation Incentive Stock Option Plan 2005 (the "Plan"). Advantest has requested our opinion in connection with its Registration Statement on Form S-8 (the "Registration Statement"), which is to be filed on March 13, 2006 by Advantest with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, and which relates to 122,000 shares of its common stock (the "Shares"), which may be issued by Advantest upon exercise of the Stock Options. The number of the Shares issuable upon exercise of the Stock Options is subject to adjustment made in accordance with the rules of the Plan.

         In connection with this opinion letter, we have examined the originals, or copies, certified or otherwise identified to our satisfaction, of the Registration Statement and such other records, documents, certificates, agreements or other instruments as we have deemed necessary to enable us to render the opinion expressed below. For the purpose of this opinion, we have assumed that:

(i) the Advantest shareholders' meeting held on June 28, 2005, and the Advantest board meeting held on May 25, 2005, have duly approved the issuance of the Stock Options;

(ii) Stock Options will be duly granted in compliance with the Japanese Commercial Code, the rules of the Plan and other relevant regulations;

(iii) any person exercising his/her Stock Options will have duly exercised the Stock Options and paid the entire exercise price of the Stock Options in accordance with the rules of the Plan and in compliance with the Japanese Commercial Code; and

(iv) the number of the Shares outstanding after issuance of the Shares upon exercise of the Stock Options does not exceed the number of Shares that Advantest is authorized to issue under its Articles of Incorporation.

         Subject to the foregoing, we are of the opinion that the Shares, when issued by Advantest upon exercise of the Stock Options, will be validly issued.

         The foregoing opinion is limited to the laws of Japan as of the date hereof, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

         We consent to the inclusion of this opinion letter as part of the Registration Statement and to the reference to our firm therein.

                                                          Very truly,


                                                          /s/ Yoshiaki Ikeda
                                                          Yoshiaki Ikeda
                                                          Nishimura & Partners